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                      AMES DEPARTMENT STORES, INC.              Exhibit 20
                         APRIL RESULTS VS. PLAN                 Page 2 of 2
                            MANAGEMENT FORMAT
                               (Unaudited)
                              (In Millions)

                                                             Fiscal 1995
                                            April 1994       Year-to-Date
                                          Actual    Plan*   Actual    Plan*
CASH FLOW SUMMARY:
Beg. Unrestricted Cash & Cash Equiv.       $38.0    $26.9    $16.5    $26.9

Cash Generated from (Used in) Operations:
   Net Income (Loss)                         3.0      0.7    (15.1)   (15.7)
   Non-Cash Income Tax Expense (Benefit)    (6.5)    (6.8)    (6.5)    (6.8)
   Other                                     0.9      1.7      1.8      2.0
                                        ------------------------------------
Cash from Operations                        (2.6)    (4.4)   (19.8)   (20.5)

Changes in Working Capital:
   FIFO Inventory (increase) decrease      (12.9)   (17.2)   (64.9)   (63.8)
   Trade Payables increase (decrease)       (9.4)     2.7     36.2     (4.7)
   All Other                                 0.3      2.5     (3.0)     1.7
                                        ------------------------------------
Net Changes in Working Capital             (22.0)   (12.0)   (31.7)   (66.8)

Capital Expenditures                        (1.0)    (2.2)    (2.2)    (6.1)

(Incr) Decr. in Rest. Cash & Cash Equiv.    (1.8)    (3.7)    (0.6)    (9.6)

Other:
   Short-Term Borrow. (Pymts) - Revolver    14.9     25.0     73.1    115.0
   Payments of Capital Leases               (0.3)    (0.3)    (0.9)    (0.9)
   Payments on Long-Term Debt                0.0     (0.3)    (9.2)    (9.0)
   Increase in Deferred Financing Costs     (0.8)    (1.1)    (0.8)    (1.1)
                                        ------------------------------------
Total Other                                 13.8     23.3     62.2    104.0
                                        ------------------------------------

Unrestricted Cash Increase (Decrease)      (13.6)     1.0      7.9      1.0
                                        ------------------------------------

Ending Unrestricted Cash & Cash Equiv.     $24.4    $27.9    $24.4    $27.9
                                        ====================================

* Revised plan reported on Form 8-K dated May 27, 1994.


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